UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 11, 2006

Ahern Rentals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-128688	88-0381960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4241 South Arville Street

Las Vegas, Nevada 89103

(Address of principal executive offices)

(702) 362-0623

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01              OTHER EVENTS

On May 11, 2006, Ahern Rentals, Inc. (the “Company”) held a conference call to discuss matters covered in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006. The conference call contained reference to certain non-GAAP financial measures. Reconciliations of those measures to the nearest comparable GAAP measure and discussions of the measures are set forth below.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. The Company presents EBITDA because it believes EBITDA is a useful analytical tool for assessing the Company’s financial performance, including its ability to meet future debt service obligations and capital expenditure and working capital requirements. EBITDA is not, however, a measure of financial performance or liquidity under U.S. generally accepted accounting principles. Accordingly, EBITDA should not be considered a substitute for net income or cash flows as an indicator of the Company’s operating performance or liquidity. EBITDA margin is defined as EBITDA as a percentage of total revenues. Debt includes line of credit payable, notes payable and capital lease obligations, and the second priority senior secured notes.

	Three Months Ended March 31
	2006		2005
EBITDA	$23,728,618		$13,014,700
EBITDA margin	42.7%		32.4%
Debt to EBITDA ratio	3.45	x

Twelve Months Ended March 31, 2006
EBITDA	$90,921,972

The tables below provide reconciliations of net income and EBITDA for the periods indicated.

	Three Months Ended March 31,
	2006	2005
Net income	$3,616,112	$(1,466,170)
Interest expense	6,926,766	5,632,641
Depreciation, rental equipment	11,823,037	7,898,416
Non-rental equipment depreciation and amortization	1,362,703	949,813
EBITDA	$23,728,618	$13,014,700

Twelve Months Ended March 31, 2006
Net income	$10,679,091
Interest expense	34,682,372
Depreciation, rental equipment	40,825,125
Non-rental equipment depreciation and amortization	4,735,384
EBITDA	$90,921,972

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ahern Rentals, Inc.

Date: May 15, 2006	By:	/s/ HOWARD L. BROWN
	Name:	Howard L. Brown
	Title:	Chief Financial Officer